Exhibit 99.1

FOR IMMEDIATE RELEASE

3M to Explore Strategic Alternatives for its

Health Information Systems Business

ST. PAUL, Minn.—Sept. 10, 2015—3M today announced that it is exploring strategic alternatives for its global Health Information Systems business. These alternatives, all of which are focused on building upon the business’ strong foundation, could include spinning-off, selling, or retaining and further investing in the business within 3M.

3M Health Information Systems, a business of 3M Health Care, works with providers, payers, and government agencies to anticipate and navigate a changing healthcare landscape. 3M provides healthcare data aggregation, analysis, and strategic services that help clients move from volume-based to value-based health care, resulting in millions of dollars in savings, improved provider performance, and higher quality of care. 3M’s innovative software is designed to raise the bar for computer-assisted coding, clinical documentation improvement, performance monitoring, quality outcomes reporting, and terminology management.

With nearly 30 years of healthcare industry experience, 3M Health Information Systems is the go-to choice for more than 5,000 hospitals, as well as government and commercial payers that want to improve quality and financial performance.  With trailing 12-month revenues of approximately $730 million, this successful business has delivered greater than 10-percent compounded annual growth over the past three, five and 10 years.

“As part of our ongoing portfolio management process, 3M is exploring alternatives for our Health Information Systems business, a recognized industry leader in health care coding software, services, and analytics,” said Inge G. Thulin, 3M chairman, president and chief executive officer. “Through this process, we are focused on determining the best path to benefit 3M, its stakeholders, and this business.”

Selection of a strategic direction is anticipated by the end of the first quarter of 2016. No decision has been made with regard to any alternatives and there can be no assurance that the exploration of strategic alternatives will result in any transaction.

3M has retained Goldman, Sachs & Co. as its investment banker to assist the company in exploring strategic alternatives.

3M Health Care, one of 3M’s five major business groups, provides world-class innovative products and services that help health care professionals improve the practice and delivery of patient care. 3M will continue to invest in and grow its vibrant Health Care business globally, serving multiple segments of the healthcare and life sciences sectors.

Forward-Looking Statements
This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Forward-looking statements may include, among other things, statements relating to the plans, strategies and objectives of 3M for future operations, including statements relating to a potential strategic alternative transaction relating to 3M Health Information Systems, or the terms, timing or structure of any such transactions (or whether any such transaction will take place at all) and the future performance of 3M or 3M Health Information Systems if any such transaction is completed. There can be no assurance that any transaction or future events will occur as anticipated, if at all, or that actual results will be as expected.  Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) risks and uncertainties related to a potential separation of, or any other transaction relating to, 3M Health Information Systems; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M
At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 90,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNewsroom.

Media Contacts:

Donna Fleming Runyon, 3M, 651-736-7646

Investor Contacts:
Bruce Jermeland, 651-733-1807

or

Mike Kronebusch, 651-733-1141